EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Appoints Richard Ghalie, M.D., Chief Medical Officer

San Diego – May 8, 2007 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, announced today the appointment of Richard Ghalie, M.D., as Chief Medical Officer. A licensed hematologist and oncologist, Dr. Ghalie will direct Favrille’s medical research activities as the Company prepares for the commercialization of its lead product candidate, FavId®, for the treatment of B-cell non-Hodgkin’s lymphoma (NHL). Dr. Ghalie will report to Favrille’s President and Chief Executive Officer, John P. Longenecker, Ph.D., in this newly created position.

“Dr. Ghalie comes to Favrille with nearly 15 years of experience in the biopharmaceutical industry and a strong background in clinical development, FDA interactions, product approvals and launch, as well as post-marketing studies and support,” said Dr. Longenecker. “Richard’s clinical expertise and drug development experience will be of particular importance to the company as we prepare for analysis of our ongoing Phase 3 clinical trial of FavId and the filing of our Biologics License Application.”

Prior to joining Favrille, Dr. Ghalie served as Vice President of Medical Affairs and Professional Services at Ligand Pharmaceuticals Inc. from 2003 to 2007. Previously, he was Vice President of Clinical Development and Regulatory Affairs at NeoRx Corp. and spent seven years at Immunex Corp., most recently as Senior Medical Director of Oncology Products. From 1989 to 1994, he served as assistant professor of medicine at Rush Medical Center and was Medical Director of the Bone Marrow Transplant Center of Rush Cancer Institute.

Dr. Ghalie received an M.D. from St. Joseph University School of Medicine in Lebanon, an M.S. in Biology and Statistics from the University of Paris, France and an M.B.A. from the University of Washington.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.